SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


              The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:

                                 NEW RIVER FUNDS

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                               1902 Downey Street
                             Radford, Virginia 24141

Telephone Number (including area code):  (540) 633-7900

Name and Address of Agent for Service of Process:

                                 SR SERVICES LLC
                             919 North Market Street
                                    Suite 600
                                  P.O. Box 2170
                                 Wilmington, DE
                                   19899-2170

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Check Appropriate Box:

                                 Yes [X] No [ ]

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of Registration to be duly signed on its behalf in the City of Radford, Commonwealth of Virginia, on the the 25th day of June, 2003.

                                               New River Funds

                                          BY:  /s/ R. J. Kirk
                                               ------------------------
                                               Randal J. Kirk, Chairman


ATTEST:  /s/ DOIT L. KOPPLER II
         ----------------------
             Doit L. Koppler II



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